EV Energy Partners Announces Fourth Quarter and Full Year 2012 Results, Utica Update, Year End Proved Reserves, 2013 Guidance and Updated Hedge Positions

HOUSTON, TX – (MARKET WIRE) – 03/01/12 -- EV Energy Partners, L.P. (NASDAQ: EVEP) today announced results for the fourth quarter and full year 2012 and the filing of its Form 10-K with the Securities and Exchange Commission. In addition, EVEP announced its 2012 year end proved reserves, 2013 guidance and an update of its commodity hedge positions.

Full Year 2012 Results

Adjusted EBITDAX and distributable cash flow for 2012 were $267.5 million and $142.4 million, increases of 26 percent and 13 percent, respectively, over 2011. The increases in Adjusted EBITDAX and Distributable Cash Flow are primarily due to the two Barnett Shale acquisitions made in 2011. Adjusted EBITDAX and distributable cash flow are described in the attached table under "Non-GAAP Measures".

Production for 2012 was 42.5 Bcf of natural gas, 1,110 MBbls of oil and 1,742 MBbls of natural gas liquids, or 59.6 billion cubic feet equivalents (Bcfe). This represents a 45 percent increase over 2011 production of 41.2 Bcfe, primarily due to acquisitions in 2011.

For 2012, EVEP reported a net loss of $16.3 million, or $(0.38) per basic and diluted weighted average limited partner unit outstanding. Included in net loss were $48.3 million of unrealized losses on commodity and interest rate derivatives, $3.9 million of non-cash realized losses on commodity and interest rate derivatives, a $1.7 million non-cash charge to lease operating expense related to oil in tanks purchased in connection with 2011 acquisitions, $6.8 million of dry hole and exploration costs, $0.8 million of non-cash deferred income taxes, $16.4 million of non-cash costs contained in general and administrative expenses, and $1.0 million of due diligence and other transaction costs for acquisitions. Also recognized in 2012 were $34.5 million of impairment charges primarily related to the write-down of certain oil and natural gas properties to their fair value due to the effects of declining natural gas prices on expected future net cash flows.

For 2011, EVEP reported net income of $102.6 million, or $2.71 and $2.68 per basic and diluted weighted average limited partner unit outstanding, respectively. Included in net income were $35.5 million of unrealized gains on commodity and interest rate derivatives, $0.6 million of non-cash realized losses on commodity and interest rate derivatives and $9.8 million of non-cash costs contained in general and administrative expenses. Also contained in general and administrative expenses were approximately $2.9 million of due diligence and other transaction costs for acquisitions. Other expenses incurred include $12.1 million of dry hole and exploration costs and $11.0 million of impairment costs related to divestitures of non-core oil and natural gas properties and assets held for sale. Also recognized, during 2011, was a $4.0 million gain on sale of assets related to Utica Shale acreage in an agreement with Total and Chesapeake.

Fourth Quarter 2012 Results

Adjusted EBITDAX for the fourth quarter of 2012 was $69.6 million, a 28 percent increase over the fourth quarter of 2011 and a 3 percent increase over the third quarter of 2012. Distributable cash flow for the fourth quarter of 2012 was $37.9 million, a 23 percent increase over the fourth quarter of 2011 and a 7 percent increase over the third quarter of 2012.

Production for the fourth quarter of 2012 was 10.8 Bcf of natural gas, 277 MBbls of oil and 476 MBbls of natural gas liquids, or 15.3 Bcfe. This represents a 38 percent increase over fourth quarter 2011 production of 11.1 Bcfe and a 2 percent increase over third quarter 2012 production of 15.0. The increases in production are primarily due to acquisitions completed during the fourth quarter of 2011.

EVEP reported a net loss of $9.9 million, or $(0.23) per basic and diluted weighted average limited partner unit outstanding, for the fourth quarter of 2012. Included in net loss were $9.6 million of unrealized losses on commodity and interest rate derivatives, $1.2 million of non-cash realized losses on commodity and interest rate derivatives, $1.1 million of dry hole and exploration costs and $4.0 million of non-cash costs contained in general and administrative expenses. Also recognized during the fourth quarter were $16.7 million of impairment charges primarily related to the write-down of certain oil and natural gas properties to their fair value due to the effects of declining natural gas prices on expected future net cash flows.

For the fourth quarter of 2011, EVEP reported net income of $9.7 million, or $0.27 per basic and diluted weighted average limited partner unit outstanding. Included in net income were $2.3 million of unrealized gains on commodity and interest rate derivatives, $1.1 million of non-cash realized losses on commodity and interest rate derivatives, $10.5 million of dry hole and exploration costs, $4.4 million of impairment costs primarily related to assets held for sale, a $4.0 million gain on the sale of assets related to Utica Shale acreage in an agreement with Total and Chesapeake and $3.2 million of non-cash costs contained in general and administrative expenses. Also contained in general and administrative expenses were approximately $2.3 million of due diligence and other transaction costs for acquisitions completed during the quarter.

For the third quarter of 2012, EVEP reported a net loss of $50.0 million, or $(1.15) per basic and diluted weighted average limited partner unit outstanding. Included in net loss were $65.9 million of unrealized losses on commodity and interest rate derivatives, $1.4 million of non-cash realized losses related to commodity and interest rate derivatives, $1.8 million of dry hole and exploration costs, $0.9 million of impairment charges, $(0.2) million of non-cash deferred income tax benefit and $4.3 million of non-cash costs contained in general and administrative expenses.

"We had a solid year of performance in our base assets in 2012, and made initial investments in two exciting Utica Shale midstream projects," said John B. Walker, Executive Chairman. "While it is clearly taking longer than we expected, we remain in substantive negotiations with potential purchasers on a majority of our Utica Shale acreage, and will announce deals as agreements are signed."

Year End 2012 Estimated Net Proved Reserves

EVEP’s year end 2012 estimated net proved reserves were 904.7 Bcfe, a 21 percent decrease over year end 2011 estimated net proved reserves, primarily due to the significant decline in natural gas and natural gas liquids pricing year over year. Approximately 67 percent of these reserves were natural gas, 24 percent were natural gas liquids and 9 percent were oil. In addition, 76 percent were categorized as proved developed.

At December 31, 2012, the present value of future net pre-tax cash flows discounted at 10 percent was $874.3 million and the standardized measure of estimated net proved reserves was $866.9 million. Standardized measure is the present value of estimated future net revenues to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC"), without giving effect to non-property related expenses such as certain general and administrative expenses, debt service and future federal income tax expenses or to depreciation, depletion and amortization and discounted using an annual discount rate of 10 percent. Standardized measure includes future obligations under the Texas gross margin tax, but it does not include future federal income tax expenses because EVEP is a partnership and is not subject to federal income taxes.

	Estimated Net Proved Reserves
	Oil (MMBbls)	Natural Gas (Bcf)	Natural Gas Liquids (MMBbls)	Bcfe

Barnett Shale	1.1	369.8	26.0	532.4
Appalachian Basin	4.8	71.4	0.2	101.4
Mid–Continent area	3.0	45.0	1.1	69.6
San Juan Basin	1.1	32.5	2.4	53.5
Central and East Texas	2.8	19.9	2.1	49.3
Permian Basin	0.7	16.0	3.9	43.6
Monroe Field	–	30.7	–	30.7
Michigan	–	24.2	–	24.2
Total	13.5	609.5	35.7	904.7

The prices used in determining estimated net proved reserves at December 31, 2012 were $94.71 per Bbl of oil and $2.76 per MMBtu of natural gas as compared to $96.19 per Bbl of oil and $4.12 per MMBtu of natural gas at December 31, 2011. The decrease in oil and natural gas prices from 2011 to 2012 had a significant impact on EVEP’s estimated net proved reserves at December 31, 2012. This change caused reserves to decrease by 270 Bcfe, or approximately 24 percent. Had the commodity prices used in calculating year end 2012 proved reserves been the same as those in effect at December 31, 2011, EVEP’s estimated net proved reserves at December 31, 2012 would have increased by approximately 3 percent over those at December 31, 2011. The reserve replacement ratio, on a price-neutral basis, was 151 percent of 2012 production.

Utica Midstream Investment

While the monetization process for a portion of EVEP’s net working interest acreage in the Utica is on-going, EVEP is making a significant investment in two Utica midstream projects, Utica East Ohio Midstream (UEO) and Cardinal Gas Services (CGS). During the fourth quarter, EVEP increased its ownership from eight percent to 21 percent in UEO, a high-pressure gathering, processing and fractionation system which will have 800 MMcf/d of wet gas processing capacity and 135 MBbls/d of natural gas liquids fractionation capacity, and onsite working storage of approximately 870 MBbls once completed. EVEP also owns nine percent of CGS, a low-pressure gathering system currently in service and with significant further expansion underway in eastern Ohio. The Partnership estimates that its share of total net capital for these two midstream projects will be $335 to $395 million through 2016 with $230 to $250 million budgeted to be spent in 2013. Once both systems are complete and fully utilized, EVEP expects these investments to generate $50 to $70 million of EBITDAX per year and to be accretive to distributable cash flow per unit.

Annual Report on Form 10-K and Unitholders’ Schedule K-1

EVEP’s financial statements and related footnotes are available on our 2012 Form 10-K, which was filed today and is available through the Investor Relations/SEC Filings section of the EVEP website at http://www.evenergypartners.com.

Also available for download on our website by March 7, 2012 will be unitholders’ Schedule K-1’s for the tax year 2012. For any questions regarding their Schedule K-1, unitholders are invited to call the Tax Package Support helpline at 1-800-973-7551.

Conference Call and Supporting Materials

As announced on February 22, 2012, EV Energy Partners, L.P. will host an investor conference call on March 1, 2013, at 9 a.m. Eastern Time (8 a.m. Central). Investors interested in participating in the call may dial (480) 629-9818 (quote conference ID 4600344) at least 5 minutes prior to the start time, or may listen live over the Internet through the Investor Relations section of the EVEP website at http://www.evenergypartners.com. Interested investors also may access the accompanying slide presentation to be available on our website, also in the Investor Relations section under Presentation & Event Schedule.

EV Energy Partners, L.P. is a master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the Internet at http://www.evenergypartners.com.

(code #: EVEP/G)

This press release may include statements that are not historical facts which are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements include information about the sale of our Utica Shale assets, our midstream investments, future plans and other statements which include words such as “anticipates,” “plans,” “projects,” “expects,” “intends,” “believes,” ”should,” and similar expressions of forward-looking information. Forward-looking statements are inherently uncertain and necessarily involve risks that may affect the business prospects and performance of EV Energy Partners, L.P. Actual results may differ materially from those contained in the press release. Such risks and uncertainties include, but are not limited to, changes in commodity prices, changes in reserve estimates, requirements and actions of purchasers of properties (including the Utica Shale), changes in the metrics and procedures used to value midstream assets, exploration and development activities in the Utica Shale and elsewhere, the availability and cost of financing, the returns on our capital investments and acquisition strategies, the availability of sufficient cash flow to pay distributions and execute our business plan and general economic conditions. Additional information on risks and uncertainties that could affect our business prospects and performance are provided in the most recent reports of EV Energy Partners with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

2013 Guidance

	1st Qtr 2013			2nd Qtr 2013			3rd Qtr 2013
Net Production:
Natural Gas (MMcf)	9,400	-	10,300	9,500	-	10,400	9,700	-	10,600
Crude Oil (MBbls)	250	-	280	260	-	290	260	-	290
Natural Gas Liquids (MBbls)	450	-	500	480	-	520	500	-	540
Total Mmcfe	13,790	-	14,980	13,940	-	15,260	14,260	-	15,580

Average Daily Production (Mmcfe/d)	153.2	-	166.4	153.2	-	167.7	155.0	-	169.3

Average Price Differential vs NYMEX
Natural Gas (% of NYMEX Natural Gas)	92%	-	98%	92%	-	98%	92%	-	98%
Crude Oil (% of NYMEX Crude Oil)	94%	-	100%	93%	-	99%	93%	-	99%

Transportation Margin ($ thous) (a)	400	-	450	400	-	450	400	-	450

Expenses:
Operating Expenses:
LOE and other ($ thous)	23,300	-	25,600	23,900	-	26,400	24,000	-	26,600
Production Taxes (as % of revenue)	3.9%	-	4.2%	3.9%	-	4.1%	3.8%	-	4.1%

General and administrative expense ($ thous) (b)	6,450	-	7,200	4,850	-	5,600	4,850	-	5,600

Utica Shale Midstream and ORRI EBITDAX	300	-	500	600	-	1,000	2,180	-	3,630

E&P Capital Expenditures ($ thous) (c)	24,000	-	29,000	23,000	-	28,000	28,000	-	34,000
Midstream Investment ($ thous)	66,000	-	70,000	68,000	-	72,000	53,000	-	59,000

	4th Qtr 2013						Full Year 2013
Net Production:
Natural Gas (MMcf)	9,800	-	10,700				38,400	-	42,000
Crude Oil (MBbls)	270	-	290				1,040	-	1,150
Natural Gas Liquids (MBbls)	510	-	550				1,940	-	2,110
Total Mmcfe	14,480	-	15,740				56,280	-	61,560

Average Daily Production (Mmcfe/d)	157.4	-	171.1				154.2	-	168.7

Average Price Differential vs NYMEX
Natural Gas (% of NYMEX Natural Gas)	92%	-	98%				92%	-	98%
Crude Oil (% of NYMEX Crude Oil)	93%	-	99%				93%	-	100%

Transportation Margin ($ thous) (a)	400	-	450				1,600	-	1,800

Expenses:
Operating Expenses:
LOE and other ($ thous)	23,800	-	26,400				95,000	-	105,000
Production Taxes (as % of revenue)	3.9%	-	4.2%				3.9%	-	4.2%

General and administrative expense ($ thous) (b)	4,850	-	5,600				21,000	-	24,000

Utica Shale Midstream and ORRI EBITDAX	2,920	-	4,870				6,000	-	10,000

E&P Capital Expenditures ($ thous) (c)	15,000	-	19,000				90,000	-	110,000
Midstream Investment ($ thous)	43,000	-	49,000				230,000	-	250,000

(a) Represents estimated transportation and marketing-related revenues less cost of purchased natural gas.
(b) Excludes non-cash general and administrative expense, of which non-cash unit based compensation is a part, also excludes any amounts for future acquisition related due diligence and transaction costs.
(c) Represents estimates for drilling and related capital expenditures. Does not include any amounts for acquisitions of oil and gas properties.

Operating Statistics

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Production data:
Oil (MBbls)	277	235	1,110	891
Natural gas liquids (MBbls)	476	269	1,742	1,096
Natural gas (MMcf)	10,779	8,103	42,536	29,247
Net production (MMcfe)	15,298	11,125	59,647	41,169
Average sales price per unit: (1)
Oil (Bbl)	$86.83	$92.39	$91.94	$91.72
Natural gas liquids (Bbl)	31.72	53.82	36.02	52.99
Natural gas (Mcf)	3.27	3.64	2.75	3.99
Mcfe	4.86	5.90	4.72	6.23
Average unit cost per Mcfe:
Production costs:
Lease operating expenses (2)	$1.66	$1.78	$1.74	$1.81
Production taxes	0.16	0.25	0.18	0.27
Total	1.82	2.03	1.92	2.08
Asset retirement obligations accretion expense	0.09	0.10	0.09	0.10
Depreciation, depletion and amortization	2.11	1.84	1.90	1.82
General and administrative expenses	0.66	1.00	0.72	0.85

(1) Prior to $28.4 and $18.9 million of net hedge gains and settlements on commodity derivatives for the three months ended December 31, 2012 and December 31, 2011, respectively and $123.0 and $65.2 million for the twelve months ended December 31, 2012 and December 31, 2011.

(2) Lease operating expenses for the twelve months ended December 31, 2012 contain $1.7 million ($0.03 per Mcfe) of non-cash charges related to oil in tanks purchased in connection with 2011 acquisitions.

Consolidated Balance Sheets
(In $ thousands, except number of units)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$7,486	$30,312
Accounts receivable:
Oil, natural gas and natural gas liquids revenues	34,909	36,926
Related party	1,422	-
Other	11,263	459
Derivative asset	40,771	81,772
Other current assets	1,750	3,084
Assets held for sale	-	6,597
Total current assets	97,601	159,150

Oil and natural gas properties, net of accumulated depreciation, depletion and amortization; December 31, 2012, $389,206; December 31, 2011, $244,092	1,875,890	1,768,529
Other property, net of accumulated depreciation and amortization; December 31, 2012, $598; December 31, 2011, $447	1,325	1,345
Long–term derivative asset	45,839	57,643
Other assets	44,759	16,557
Total assets	$2,065,414	$2,003,224

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities:
Third party	$40,171	$34,705
Related party	-	870
Derivative liability	-	618
Liabilities held for sale	-	602
Total current liabilities	40,171	36,795

Asset retirement obligations	102,707	90,803
Long–term debt	859,218	953,023
Other long–term liabilities	3,494	2,564

Commitments and contingencies

Owners’ equity:

Common unitholders - 42,320,707 units and 34,173,650 units issued and outstanding as of December 31, 2012 and December 31, 2011, respectively	1,072,175	935,425

Class B unitholders – zero units and 3,873,357 units issued and outstanding as of December 31, 2012 and December 31, 2011, respectively	-	232
General partner interest	(12,351)	(15,618)
Total owners' equity	1,059,824	920,039
Total liabilities and owners' equity	$2,065,414	$2,003,224

Consolidated Statements of Operations

(In $ thousands, except per unit data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues:
Oil, natural gas and natural gas liquids revenues	$74,408	$65,679	$281,749	$256,370
Transportation and marketing–related revenues	1,088	1,157	3,731	5,470
Total revenues	75,496	66,836	285,480	261,840

Operating costs and expenses:
Lease operating expenses	25,334	19,824	103,605	74,419
Cost of purchased natural gas	792	836	2,600	4,078
Dry hole and exploration costs	1,107	10,528	6,771	12,140
Production taxes	2,517	2,832	10,911	11,247
Asset retirement obligations accretion expense	1,353	1,058	5,116	3,914
Depreciation, depletion and amortization	32,254	20,491	113,381	74,723
General and administrative expenses	10,120	11,117	42,682	34,968
Impairment of oil and natural gas properties	16,701	4,419	34,453	11,037
Gain on sales of oil and natural gas properties	-	(4,017)	-	(4,017)
Total operating costs and expenses	90,178	67,088	319,519	222,509

Operating (loss) income	(14,682)	(252)	(34,039)	39,331

Other income (expense), net:
Realized gains on derivatives, net	26,372	16,704	115,000	58,402
Unrealized (losses) gains on derivatives, net	(9,594)	2,293	(48,266)	35,505
Interest expense	(12,202)	(9,113)	(48,689)	(30,568)
Other income, net	323	217	705	325
Total other income, net	4,899	10,101	18,750	63,664

(Loss) income before income taxes and equity in income of unconsolidated affiliates	(9,783)	9,849	(15,289)	102,995
Income taxes	(174)	(190)	(1,078)	(354)
(Loss) income before equity in income of unconsolidated affiliates	(9,957)	9,659	(16,367)	102,641
Equity in income of unconsolidated affiliates	78	-	18	-
Net (loss) income	($9,879)	$9,659	($16,349)	$102,641
General partner’s interest in net (loss) income,
including incentive distribution rights	($197)	$193	($327)	$10,886
Limited partners’ interest net (loss) income	($9,682)	$9,466	($16,022)	$91,755
Net (loss) income per limited partner unit:
Basic	($0.23)	$0.27	($0.38)	$2.71
Diluted	($0.23)	$0.27	($0.38)	$2.68
Weighted average limited partner units outstanding:
Basic	42,452	35,231	41,952	33,895
Diluted	42,452	35,571	41,952	34,183

Distributions declared per unit	$0.767	$0.763	$3.062	$3.046

Consolidated Statements of Cash Flows
(in $ thousands)
	Twelve Months Ended December 31,

	2012	2011
Cash flows from operating activities:
Net (loss) income	($16,349)	$102,641
Adjustments to reconcile net (loss) income to net cash flows provided by operating activities:
Dry hole costs	1,100	9,220
Asset retirement obligations accretion expense	5,116	3,914
Depreciation, depletion and amortization	113,381	74,723
Equity–based compensation	16,433	9,834
Impairment of oil and natural gas properties	34,453	11,037
Gain on sales of oil and natural gas properties	-	(4,017)
Non-cash derivative activity	49,632	(40,187)
Amortization of deferred loan costs	2,183	1,348
Equity in income of unconsolidated affiliates	(18)	-
Dividends from unconsolidated affiliates	79	-
Other	2,165	563
Changes in operating assets and liabilities:
Accounts receivable	(1,773)	(6,505)
Other current assets	51	(342)
Accounts payable and accrued liabilities	5,185	7,362
Other, net	(2,123)	(2,379)
Net cash flows provided by operating activities	209,515	167,212

Cash flows from investing activities:
Acquisitions of oil and natural gas properties	(120,033)	(463,624)
Additions to oil and natural gas properties	(129,783)	(75,913)
Investments in unconsolidated affiliates	(33,811)	-
Proceeds from sales of oil and natural gas properties	5,522	14,012
Dividends from unconsolidated affiliates	19	-
Settlements from acquired derivatives	4,578	6,563
Net cash flows used in investing activities	(273,508)	(518,962)

Cash flows from financing activities:
Long-term debt borrowings	160,000	477,500
Repayments of long-term debt borrowings	(460,000)	(436,500)
Proceeds from debt offering	206,000	292,500
Loan costs paid	(4,152)	(7,698)
Proceeds from public equity offerings	262,833	147,108
Offering costs	(304)	(347)
Contributions from general partner	5,714	3,191
Distributions paid	(128,924)	(115,101)
Distribution related to acquisition	-	(1,718)
Net cash flows provided by (used in) financing activities	41,167	358,935

(Decrease) increase in cash and cash equivalents	(22,826)	7,185
Cash and cash equivalents – beginning of year	30,312	23,127
Cash and cash equivalents – end of year	$7,486	$30,312

Non GAAP Measures

We define Adjusted EBITDAX as net (loss) income plus income taxes, interest expense, net, realized losses on interest rate swaps, depreciation, depletion and amortization, asset retirement obligations accretion expense, non-cash realized losses on derivatives, unrealized losses (gains) on derivatives, non-cash equity compensation, impairment of oil and natural gas properties, gain on sales of oil and natural gas properties, non-cash inventory write down expense, and dry hole and exploration costs. Distributable Cash Flow is defined as Adjusted EBITDAX less income cash income taxes, cash interest expense, net, realized losses on interest rate swaps, and estimated maintenance capital expenditures.

Adjusted EBITDAX and Distributable Cash Flow are used by our management to provide additional information and statistics relative to the performance of our business, including (prior to the creation of any reserves) the cash available to pay distributions to our unitholders. These financial measures indicate to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDAX and Distributable Cash Flow are also quantitative standards used throughout the investment community with respect to performance of publicly-traded partnerships. Adjusted EBITDAX and Distributable Cash Flow should not be considered as alternatives to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Distributable Cash Flow exclude some, but not all, items that affect net income and operating income and these measures may vary among companies. Therefore, our Adjusted EBITDAX and Distributable Cash Flow may not be comparable to similarly titled measures of other companies.

Reconciliation of Net (Loss) Income to Adjusted EBITDAX and Distributable Cash Flow
(In $ thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Net (loss) income	($9,879)	$9,659	($16,349)	$102,641
Add:
Income taxes	174	190	1,078	354
Interest expense, net	12,199	9,110	48,668	30,551
Realized losses on interest rate swaps	860	1,095	4,032	6,171
Depreciation, depletion and amortization	32,254	20,491	113,381	74,723
Asset retirement obligations accretion expense	1,353	1,058	5,116	3,914
Non-cash realized losses on derivatives	1,203	1,061	3,920	577
Unrealized losses (gains) on derivatives	9,594	(2,293)	48,266	(35,505)
Non-cash equity compensation expense	4,043	3,221	16,433	9,834
Impairment of oil and natural gas properties	16,701	4,419	34,453	11,037
Gain on sales of oil and natural gas properties	-	(4,017)	-	(4,017)
Non-cash inventory write down expense	-	-	1,729	-
Dry hole and exploration costs	1,107	10,528	6,771	12,140
Adjusted EBITDAX	$69,609	$54,522	$267,498	$212,418

Less:
Cash income taxes	79	190	243	354
Cash interest expense, net	11,599	8,504	46,289	28,680
Realized losses on interest rate swaps	860	1,095	4,032	6,171
Estimated maintenance capital expenditures (1)	19,123	13,908	74,559	50,968
Distributable Cash Flow	$37,948	$30,825	$142,375	$126,246

(1) Estimated maintenance capital expenditures are those expenditures estimated to be necessary to maintain the production levels of our oil and gas properties over the long term and the operating capacity of our other assets over the long term.

Summary of New Hedge Positions (since December 31, 2012)

		Swap	Swap
Period	Index	Volume	Price
Natural Gas		(Mmmbtu/Mbbls)
2014	NYMEX	10,950.0	$3.97
2015	NYMEX	10,950.0	$4.18

Crude Oil
2014	WTI	365.0	$90.69
2015	WTI	730.0	$90.09

Hedge Summary Table (as of February 28, 2013)
		Swap	Swap
Period	Index	Volume	Price
Natural Gas		(Mmmbtu/Mbbls)
2013	NYMEX	33,689.5	$4.83
	El Paso Permian	1,095.0	$6.77
	El Paso San Juan	1,095.0	$6.66

1Q-3Q 2014	NYMEX	19,396.8	$5.00
4Q 2014	NYMEX	6,737.2	$4.95

2015	NYMEX	26,097.5	$5.22

Crude
1Q 2013	WTI	384.8	$89.22
2Q 2013	WTI	384.5	$89.11
3Q 2013	WTI	381.8	$89.99
4Q 2013	WTI	381.8	$88.99

1H 2014	WTI	760.2	$89.78
2H 2014	WTI	757.5	$92.61

2015	WTI	730.0	$90.09

Interest Rate Swap Agreements		Notional Amount	Fixed Rate
		(in $ mill)
January 2013 - July 2015		110	3.315%

EV Energy Partners, L.P., Houston

Michael E. Mercer

713-651-1144

http://www.evenergypartners.com